Exhibit 99.1

Kaya Holdings, Inc. Engages Greentree Financial Group and Conduit Advisors to Assist with Development of Cryptocurrency Subsidiary and Implementation of Digital Assets Treasury Strategy

Ft. Lauderdale, FL / ACCESS Newswire / September 17, 2025 / Kaya Holdings, Inc. (OTCQB:KAYS) (the “Company” or “KAYS”) announced today that the Company has engaged Greentree Financial Group, Inc. (“Greentree”) and Conduit Advisors, LLC (“Conduit”) to assist the Company with the development of a new cryptocurrency operating subsidiary through which it will seek to develop, launch and implement of a Digital Assets Treasury (DAT) strategy and related cryptocurrency operations.

Greentree has been involved with a number of recent high profile crypto treasury deals both as an investor and as a financial advisor, providing introductions to and working with registered broker-dealers and investment banking firms that have provided investment capital to companies that have built crypto treasuries.

Thomas Gaffney, the founder of Conduit, has been involved in recent crypto treasury initiatives as a corporate attorney and capital markets strategist. Conduit has extensive experience in the digital asset sector, providing introductions to and securing agreements with various cryptocurrency groups for public company clients.

KAYS and its advisors are currently reviewing potential plans to enter into the cryptocurrency industry through various channels such as setting up licensed cryptocurrency custody and trading services in the United States, Grand Cayman and other jurisdictions, working with specific crypto foundations, for-profit companies and Decentralized Autonomous Organizations to capitalize on opportunities available with different cryptocurrencies and blockchain technologies, as well as participating in the launch of new crypto coins and the associated networks.

KAYS intends to leverage its public company operating status and historical connections to Grand Cayman, a leading global offshore financial center, to help build out its planned cryptocurrency operations. In recent years, Grand Cayman and the Cayman Islands have emerged as a Cryptocurrency and Digital Assets Financial Center, serving as a popular domicile for crypto-focused and tokenized funds, SPACs, and other entities due to its clear regulatory framework, experienced service providers, and established position as a global financial hub. The jurisdiction has developed specific legislation, such as the Virtual Asset (Service Providers) Act (VASP Act), to address the crypto industry.

The ability of KAYS to develop, launch and implement its proposed Digital Assets Strategy and related cryptocurrency operations is dependent on the various factors, including, with the assistance of Greentree and Conduit, satisfying or converting the Company’s existing indebtedness into equity and otherwise restructuring the Company’s capital to support a Digital Assets Treasure strategy, identifying and negotiating the acquisition of digital assets and financing the acquisition and implementation of the strategy. Accordingly, there can be no assurance that KAYS can successfully develop, launch and implement its proposed cryptocurrency operations.

About Greentree Financial Group (https://gtfinancial.com) and L&L CPAs (https://llcpas.net)

Founded in 1999, Greentree is a family office with locations in Plantation, Florida and Cornelius, North Carolina. Greentree is not a broker dealer or registered investment advisor but aids high-growth companies in accessing the U.S. capital markets through a public listing or uplisting to a senior exchange and assists numerous public companies with their ongoing periodic compliance filing needs.

KAYS has worked with another entity associated with Greentree, L&L CPAs (“L&L”), since 2014 when L&L first served as the Company’s independent registered public accounting firm and subsequently provided KAYS with outsourced CFO and accounting services. The staff at both Greentree and L&L have a deep background in various aspects of public company finance and have extensive experience in providing accounting to numerous public companies and companies in the process of becoming public or uplisting to a senior exchange. Their clients have shares listed for trading on the Nasdaq Stock Market LLC, NYSE American, the Shanghai Stock Exchange and the Hong Kong Stock Exchange.

About Conduit Advisors and Thomas Gaffney

Conduit combines legal acumen, capital markets experience, and deep knowledge of digital asset markets. This combination enables clients to institutionalize their crypto strategy, minimize risk, and position themselves as forward-thinking leaders in the digital asset economy.

Thomas Gaffney, founder of Conduit, is a seasoned corporate attorney and capital markets strategist with extensive experience in the digital asset sector. He has advised both private and publicly traded companies on institutional-grade crypto treasury strategies, equity line financings, token warrant arrangements, and governance frameworks for digital assets. Over the course of his career, Thomas Gaffney has worked on billion-dollar transactions with leading venture firms in the crypto space, including Polychain Capital, VanEck, Frictionless Capital, EV3, and others. His experience spans token financings, venture investments, SAFEs with token rights, and SPAC/PIPE integrations, as well as advising issuers on allocation models, custody solutions, and covered-call strategies for large-scale digital asset portfolios. With this unique combination of legal expertise, capital markets experience, and hands-on Web3 knowledge, Mr. Gaffney delivers the institutional credibility and executional capacity needed to help companies develop and implement forward-looking digital asset strategies.

About Kaya Holdings, Inc. ( https://kayaholdings.com)

Kaya Holdings, Inc is a fully reporting, US-based publicly traded company, listed for trading on the OTCQB market under the symbol KAYS. KAYS is a holding company with historical operations in cannabis and biofuels.

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact: W. David Jones 561-400-1971

SOURCE: Kaya Holdings, Inc.